UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	July 1, 2011

HALLMARK FINANCIAL SERVICES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

001-11252	87-0447375
(Commission File Number)	(IRS Employer Identification No.)

777 Main Street, Suite 1000, Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

817-348-1600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01             Regulation FD Disclosure

On July 1, 2011, the Registrant issued a press release announcing the completion of the acquisition of TBIC Holding Corporation, Inc.  A copy of the Registrant’s press release is attached as Exhibit 99.1 to this Current Report.

Item 8.01             Other Events

On July 1, 2011, American Hallmark Insurance Company of Texas (the “Buyer”), a wholly-owned subsidiary of Hallmark Financial Services, Inc. (the “Registrant”), completed the acquisition of 100% of the issued and outstanding capital stock of TBIC Holding Corporation, Inc. (“TBIC Holding”) from Robert C. Siddons, Stephen W. Gurasich, Andrew J. Reynolds, Paul W. Keller, Kerry A. Keller and Austin Engineering Co., Inc. (collectively, the “Sellers”).  TBIC Holding has two wholly-owned subsidiaries, Texas Builders Insurance Company (“TBIC”) and TBIC Risk Management, Inc. (“TBICRM”).  TBIC is a Texas domiciled workers’ compensation insurance carrier.  TBICRM provides risk management services to customers of TBIC.  Prior to the transaction, there was no material relationship between any of the Sellers, TBIC Holding, TBIC, TBICRM or any of their affiliates, on the one hand, and the Buyer, the Registrant or any of their affiliates, on the other hand.

The Buyer acquired TBIC Holding for initial consideration of $1.6 million paid in cash on July 1, 2011, from working capital of the Buyer.  The base purchase price is subject to certain post-closing adjustments.  In addition, a holdback purchase price of up to $350,000 may become payable following four full calendar quarters after closing and a contingent purchase price of up to $3.0 million may become payable following 16 full calendar quarters after closing, in each case based upon a formula contained in the acquisition agreement.

Item 9.01             Financial Statements and Exhibits

(c)          Exhibits.

99.1       Press release dated July 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

HALLMARK FINANCIAL SERVICES, INC.

Date: July 1, 2011	By:	/s/ Jeffrey R. Passmore
Jeffrey R. Passmore, Chief Accounting Officer